Exhibit 10.6

Non-Employee Director Compensation

Each non-employee director of the Corporation shall receive:

•	an annual fee of $80,000, payable in advance

•	on the date of his or her initial election to the Board of Directors, a grant of 10,000 stock units, each of which represents the right to receive one share of the Corporation’s common stock, under the Corporation’s 2011 Stock Incentive Plan (the “2011 Plan”)

•	on September 20 of each year (if on such date the non-employee director has served on the Board of Directors for at least 180 days), 10,000 stock units, each of which represents the right to receive one share of the Corporation’s common stock, under the 2011 Plan

•	reimbursement of expenses incurred in connection with their service to the Corporation (including $1.00 per mile for private air travel)

In addition:

•	non-employee directors shall be eligible for grants of stock options and equity awards under the Corporation’s other equity plans

•	the Lead Director shall receive an additional annual fee of $50,000

•	the Chairman of the Audit Committee of the Board of Directors shall receive an additional annual fee of $50,000

•	each member of the Audit Committee of the Board of Directors shall receive a fee of $1,000 for each meeting attended

•	each member of the Compensation Committee of the Board of Directors shall receive a fee of $1,000 for each meeting attended